ASSET PURCHASE AGREEMENT

BY AND AMONG

LEAF FINANCIAL CORPORATION,

LEAF FUNDING, INC.,

DOLPHIN CAPITAL CORP.

AND

LEHMAN BROTHERS BANK, FSB

Dated as of November 19, 2007

5.11	Tangible Personal Property	23
5.12	Intellectual Property	23
5.13	Material Contracts	23
5.14	Employees	24
5.15	Labor	24
5.16	Litigation	24
5.17	Compliance with Laws; Permits	24
5.18	Environmental Matters	25
5.19	Financial Advisors	26
5.20	Sufficiency of Assets, Excluded Assets	26
5.21	Intentionally Deleted	26
5.22	No Other Representations or Warranties; Schedules	26
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER	27
6.1	Organization and Good Standing	27
6.2	Authorization of Agreement	27
6.3	Conflicts; Consents of Third Parties	27
6.4	Litigation	28
6.5	Financial Advisors	28
ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF PURCHASER	28
7.1	Organization and Good Standing	28
7.2	Authorization of Agreement	28
7.3	Conflicts; Consents of Third Parties	29
7.4	Litigation	29
7.5	Financial Advisors	29
7.6	Financial Capability	29
7.7	Condition of the Business	29
7.8	Closing Date Balance Sheet	30
ARTICLE VIII	COVENANTS	30

8.1	Access to Information	30
8.2	Conduct of the Business Pending the Closing	31
8.3	Consents	32
8.4	Regulatory Approvals	32
8.5	Further Assurances	34
8.6	Non-Competition; Non-Solicitation; Confidentiality, Etc	34
8.7	Preservation of Records	35
8.8	Publicity	35
8.9	Use of Name	36
8.10	Employment and Employee Benefits	36
8.11	Disclosure Schedules; Supplementation and Amendment of Schedules	37
8.12	Notification	37
8.13	No Negotiation	37
8.14	Commercially Reasonable Efforts	38
8.15	Payment of Retained Liabilities	38
ARTICLE IX	CONDITIONS TO CLOSING	38
9.1	Conditions Precedent to Obligations of Purchaser	38
9.2	Conditions Precedent to Obligations of the Stockholder	39
9.3	Frustration of Closing Conditions	40
ARTICLE X	INDEMNIFICATION	40
10.1	Survival of Representations and Warranties	40
10.2	Indemnification by Stockholder	41
10.3	Indemnification by Purchaser	41
10.4	Indemnification Procedures	42
10.5	Certain Limitations on Indemnification.	43
10.6	Calculation of Losses	44
10.7	Tax Treatment of Indemnity Payments	44
10.8	Exclusive Remedy	44
ARTICLE XI	MISCELLANEOUS	45

11.1	Tax Matters	45
11.2	Expenses	45
11.3	Submission to Jurisdiction; Consent to Service of Process	45
11.4	Entire Agreement; Amendments and Waivers	45
11.5	Governing Law	46
11.6	Notices	46
11.7	Severability	47
11.8	Binding Effect; Assignment	47
11.9	Non-Recourse	47
11.10	Counterparts	48

Schedules

Schedule 1.1(a)	Knowledge of the Company
Schedule 1.1(d)	Backlog Transactions
Schedule 1.1(g)	Other Assets
Schedule 1.1(h)	Fixed Assets
Schedule 1.1(i)	Employee Listing
Schedule 1.1(l)	Additional Contracts
Schedule 2.2	Assumed Liabilities
Schedule 2.3	Company Contracts
Schedule 3.1	Balance Sheet Format
Schedule 3.3(h)	Purchase Price Allocation
Schedule 5.3(a)	No Conflicts
Schedule 5.3(b)	Consents
Schedule 5.5(a)	Financing Contracts
Schedule 5.5(b)	Status of Certain Financing Contracts
Schedule 5.5(c)	Status of Certain Financing Contracts
Schedule 5.5(e)	Financing Contracts Sold With Recourse
Schedule 5.5(f)	Delinquent or Non-Accrual Financing Contracts
Schedule 5.5(g)	Governing Law
Schedule 5.5(n)	Delivery of Property
Schedule 5.5(o)	Title to Property
Schedule 5.5(q)	Defaults with Respect to Certain Financing Contracts
Schedule 5.5(t)	Final Payments
Schedule 5.5(u)	Payment Obligations
Schedule 5.6	Financial Statements
Schedule 5.7	Absence of Certain Changes
Schedule 5.8	Title
Schedule 5.9	Taxes
Schedule 5.10	Real Property
Schedule 5.11	Tangible Personal Property
Schedule 5.12	Intellectual Property
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Material Contracts in Default
Schedule 5.15(a)	Labor and Collective Bargaining Agreements
Schedule 5.15(b)	Labor
Schedule 5.16	Litigation
Schedule 5.18	Environmental Matters
Schedule 5.20	Excluded Assets
Schedule 7.3(a)	No Conflicts
Schedule 8.2	Conduct of Business Pending Closing
Schedule 8.3	Contracts to be Assigned
Schedule 9.2(d)	Consents, Waivers and Approvals
Exhibit A	Form of Legal Opinion

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, (the “Agreement”), dated as of November 19, 2007, by and among LEAF Financial Corporation, a corporation existing under the laws of Delaware, and LEAF Funding, Inc., a corporation existing under the laws of Delaware (collectively, “Purchaser”), Dolphin Capital Corp., a Massachusetts corporation (the “Company”), and Lehman Brothers Bank, FSB (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, the Stockholder owns all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company is engaged in the micro-ticket equipment leasing and financing business (the “Business”);

WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, certain of the assets of the Company relating to the Business for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, Purchaser has agreed to assume certain specific liabilities related to the Business; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means collectively, all of Company’s:

(a)           Financing Contracts;

(b)           right, title and interest in the Portfolio Property, collateral, or Residual with respect to each Financing Contract;

(c)           files pertaining to each Financing Contract;

(d)           transactions that have been approved, but for which no Financing Contract has been finally executed (the “Backlog”) (Schedule 1.1(d) sets forth the Backlog as of October 31, 2007 and shall be updated as of the Closing Date);

(e)           rights of the Company under any existing customer agreement relating to any Financing Contract or the Backlog;

(f)           intangible rights and property associated with the Business and the name “Dolphin Capital Corp.”, including but not limited to, Intellectual Property used in or related to the Business, going concern value, goodwill, telephone numbers, facsimile numbers, websites, email addresses, processes, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, technical information, and know-how relating to the origination and servicing of the Financing Contracts;

(g)           rights of the Company in guaranties, reserve accounts, security deposits and other collateral posted by any Person in connection with the Business or the Assets;

(h)           fixed assets, as set forth on Schedule 1.1(h), including all real property described in Section 5.10, located at the Moberly, Missouri office of the Company and any field sales person’s office, including all equipment, furniture, computer hardware and Software, Technology, improvements, fixtures and other tangible personal property owned by the Company in connection with the Business;

(i)           books, records and other documents and information related to the Business or the Assets, including all customer, prospect, third party originator and distributor lists, sales literature, price lists, quotes and bids, promotional programs, product catalogs and brochures, inventory records, product data, purchase orders and invoices, sales orders and sales order log books, commission records, customer information, correspondence and all personnel records and other records of the Company related to its employees listed on Schedule 1.1(i) to the extent their transfer is permitted by law;

(j)           insurance benefits, including rights and proceeds, arising from or relating to the Assets or Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

(k)           claims of the Company against third parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including equipment warranties; and

(l)           the additional contracts set forth on Schedule 1.1(l).

“Assumed Liabilities” means (i) all liabilities as of the Closing Date which are set forth on Schedule 2.2 attached hereto as liabilities to be assumed by Purchaser, (ii) all liabilities for Taxes relating to the Assets for all taxable periods (or portions thereof) beginning after the Closing Date (determined in accordance with Section 11.1(b)), and (iii) all liabilities and obligations of Purchaser under Section 8.10. The Assumed Liabilities set forth on Schedule 2.2 as presented on the Closing Date Balance Sheet are the only liabilities being assumed by Purchaser pursuant to clause (i) of the preceding sentence, and any other liabilities (including any liabilities relating to the period prior to the Closing Date that relate to liabilities listed in Schedule 2.2, but which were not presented in the Closing Date Balance Sheet) other than those set forth in clauses (ii) and (iii) of the preceding sentence, shall continue to be the responsibility of the Company.

“Baseline Balance Sheet” means the itemized balance sheet attached hereto on Schedule 3.1.

“Baseline Balance Sheet Date” means September 30, 2007.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and any other material employee compensation or benefit plan or agreement, in each case, maintained by the Company.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Customer” means any lessee, obligor, third party originator, client, customer, vendor or supplier, as applicable, in connection with the Assets.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 etseq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 etseq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 etseq.), the Clean Water Act (33 U.S.C. § 1251 etseq.), the Clean Air Act (42 U.S.C. § 7401 etseq.) the Toxic Substances Control Act (15 U.S.C. § 2601 etseq.), and the Federal Insecticide,

Fungicide, and Rodenticide Act (7 U.S.C. § 136 etseq.), as each has been amended and the regulations promulgated pursuant thereto.

“Final Contractual Payment” means a final payment which is a firm, mandatory payment made by the obligor under a Financing Contract, and which payment is not the Residual.

“Financing Contract” means any Contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) in existence on the date hereof (and not included in the Retained Assets) and any ancillary agreements relating thereto, in the form of (a) a lease of or rental agreement with respect to Portfolio Property, or (b) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Portfolio Property, or (c) a secured or unsecured financing of Portfolio Property, or (d) a secured or unsecured loan, and in each case, which with respect thereto:  (i) the Company is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee), or (ii) is between an obligor, on the one hand, and a lessor, seller, obligee, secured party or assignee of any of the foregoing, on the other hand, and (A) which would be a Financing Contract if the Company were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (B) with respect to which the Company is an assignee of the revenues or claims with respect thereto.

“Financing Statements” means the financing statements covering all property subject to those Financing Contracts involving amounts over $25,000 necessary to duly perfect a first lien security interest therein.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof consistently applied.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

 “Hazardous Material” means any substance, material or waste which is regulated or defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of any Environmental Law including petroleum and its by-products and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of, and accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Accounting Firm Guidelines” means an accounting firm that is an eligible accountant for the purposes of Securities and Exchange Commission rules and regulations.

“Intellectual Property” means all intellectual property rights used by the Company arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”) and (iv) all Software and Technology of the Company.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1 (a), which persons shall have made due inquiries of their direct reports.

“Law” means any foreign, federal, state, local law, common law, statute, code, ordinance, rule or regulation including any stock exchange regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally except to the extent that such change has a materially disproportionate impact on the industry in which the Company operates or the Business as compared to other similarly situated companies in the same industry; (ii) the effect of any change arising in connection with earthquakes, hurricanes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iii) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Business; (iv) the failure of the Company to meet any of its internal projections; and (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Non-Accrual Financing Contracts” means any Financing Contract that is either (i) 120 days or more delinquent or (ii) classified by the Company as a delinquent or non-performing Finance Contract.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company, substantially in accordance with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions”  means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to real property or interests therein disclosed in policies of title insurance delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not, individually or in the aggregate, result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Portfolio Property” means any asset with respect to which the Company is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Financing Contract (whether initially or as an assignee) or any such asset which is held by the Company.

“Record Date” means the date six (6) Business Days prior to the Closing Date.

“Record Date Balance Sheet” means the itemized balance sheet of the Company as of the Record Date prepared in accordance with GAAP and in the format set forth on Schedule 3.1.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, migration or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to (i) clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Residual” means, with respect to any item of Portfolio Property, its estimated value upon expiration of the Financing Contract to which it is subject, as determined by the Company and established on its books and records at the inception of such Financing Contract.

“Retained Assets” means the following assets of the Company which are not part of the sale and purchase contemplated hereunder, and are excluded from the Assets and shall remain the property of the Company after the Closing:

(a)           all cash, cash equivalents and short-term investments;

(b)           all minute books, stock records and corporate seals;

(c)           such Contracts listed in Schedule 2.3 including any and all rights associated therewith;

(d)           all personnel records and other records that the Company is required by law to retain in its possession;

(e)           all rights in connection with and assets of the Company Benefit Plans;

(f)           all Tax Returns of the Company and any claim, right or interest in or to any refund, rebate, abatement or other recovery for Taxes relating to all taxable periods (or portions thereof) ending on or before the Closing Date (as determined in accordance with Section 11.1(b)), together with any interest due thereon or penalty rebate arising therefrom; and

(g)           all such other assets set forth on Schedule 1.1(g).

“Retained Liabilities” means any other Liabilities or Indebtedness of the Company whatsoever not included in the Assumed Liabilities.

“Securities Laws” means the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” means, in respect of any Person, any Person in which such first Person, directly or indirectly, beneficially owns more than 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any Affiliates.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the environment that may result from such Release.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Recitals
Antitrust Laws	8.4(b)
Asset Acquisition Statement	3.3(h)
Balance Sheet	5.6
Balance Sheet Date	5.6
Cap	10.5(a)
Claim	8.7(c)
Closing	4.1
Closing Date	4.1
Closing Date Balance Sheet	3.3(b)
Closing Date Purchase Price Adjustment	3.2
Common Stock	5.4(a)
Company	Recitals
Company Documents	5.2
Company Property	5.10
Company Properties	5.10
Confidentiality Agreement	8.6(a)
Continuing Employees	8.12(a)
Copyrights	1.1 (in Intellectual Property definition)
Environmental Permits	5.18(a)
Estimated Closing Statement	3.3(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Final Purchase Price Adjustment	3.3(b)
Financial Statements	5.6
Indemnification Claim	10.4(b)
Indemnitees	8.7(a)
Independent Accountant	3.3(d)
Loss	10.2(a)
Losses	10.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.13(a)
Old Plans	8.12(b)(ii)
Owned Property	5.10
Owned Properties	5.10
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.11
Purchase Price	3.1
Purchase Price Adjustment	3.3(b)
Purchaser	Recitals
Purchaser Documents	7.2
Purchaser Indemnified Parties	10.2(a)

Term	Section
Purchaser Plans	8.12(b)(ii)
Real Property Lease	5.10
Reference Date	3.3(a)
Reference Statement	3.3(a)
Restricted Business	8.6
Revised Statement	3.3(h)
Seller Indemnified Parties	10.3(a)
Seller Marks	8.10
Stockholder	Recitals
Stockholder Documents	6.2
Survival Period	10.1

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.

(b)           The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)           Notwithstanding paragraph (a) above and Section 4.2(d), the parties agree that the any updates to the Schedules between the date hereof and Closing shall be taken into account in determining Purchase Price under Section 3.3 in accordance with normal Company policy.

                                Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1           Sale and Purchase of Assets.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, the Assets.  Any other assets of the Company not included in the definition of Assets, including the Retained Assets, shall remain the property of the Company.

2.2           Assumed Liabilities.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Purchaser agrees to pay, perform, discharge or otherwise satisfy in accordance with their respective terms, all of the Assumed Liabilities.

2.3           Retained Assets.  The Company shall retain, and Purchaser is not acquiring, the Retained Assets.

2.4           Retained Liabilities.  Except as otherwise provided in this Agreement, Purchaser will not assume or be responsible for any, and the Company and/or the Stockholder shall remain liable and responsible for, all Retained Liabilities.

ARTICLE III

PURCHASE PRICE

3.1           Purchase Price.  Subject to adjustment as provided in Section 3.3, the purchase price payable by Purchaser for the Assets (the “Purchase Price”) shall be an amount equal to (i) the book value of the Assets as of the Record Date, plus (ii) a business premium of $250,000, reduced by (iii) the amount of the Assumed Liabilities as of the Record Date, (to the extent not taken into account in clause (i)); provided, however, that such amount shall be increased or decreased pursuant to Sections 3.2 and 3.3 below. Notwithstanding anything to the contrary in this Agreement, in no event shall the Purchase Price be increased for any reason other than an increase in the value of the Financing Contracts between the Baseline Balance Sheet Date and the Closing Date.  By way of example, the Purchase Price on September 30, 2007 would have been $166,805,471, as set forth on the Baseline Balance Sheet.

3.2           Payment of Purchase Price. On the Closing Date, Purchaser shall pay to Company the Purchase Price. Each balance sheet prepared pursuant to any provision of Article 3 shall conform to the format set forth in Schedule 3.1, in which balance sheet items are classified as Assets, Assumed Liabilities, Retained Assets or Retained Liabilities, as the case may be.

3.3           Purchase Price Adjustment.

(a)           As promptly as practicable, but no later than four (4) Business Days prior to Closing, the Company shall deliver to Purchaser the Record Date Balance Sheet together with the Company’s calculation of the Closing Date Purchase Price Adjustment.

(b)           As promptly as practicable, but no later than thirty (30) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Stockholder a balance sheet (the “Closing Date Balance Sheet”) and a certificate based on such Closing Date Balance Sheet setting forth Purchaser’s calculation of the changes in the net value of the Assets and Liabilities for the balance sheet categories specified in Schedule 3.1 (but not for any other balance sheet categories) between the Baseline Balance Sheet Date and the Closing Date (the “Final Purchase Price Adjustment”).

(c)           If Stockholder disagrees with Purchaser’s calculation of the Final Purchase Price Adjustment delivered pursuant to Section 3.3(b), Stockholder may, within 15 days after delivery of the Closing Date Balance Sheet, deliver a notice to Purchaser stating that Stockholder disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Stockholder disagrees and the basis therefor.  Stockholder shall be deemed to have agreed with all other items and amounts contained in the Closing Date Balance Sheet and the calculation of the Final Purchase Price Adjustment delivered pursuant to Section 3.3(b).

(d)           If a notice of disagreement shall be duly delivered pursuant to Section 3.3(c), Stockholder and Purchaser shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Purchase Price Adjustment.  If during such period, Stockholder and Purchaser are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm meeting the Independent Accounting Firm Guidelines (the “Independent Accountant”) (or if Stockholder and Purchaser are unable to agree upon such a firm within ten (10) Business Days after the notice of disagreement is received, then within an additional ten (10) Business Days, Stockholder and Purchaser shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accountant” shall mean such third firm), to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Purchase Price Adjustment (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  Each of Purchaser and Stockholder agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Balance Sheet and the Final Purchase Price Adjustment have been finally determined pursuant to this Section 3.3.  Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and Stockholder shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.  In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Balance Sheet and Purchaser’s calculation of the Final Purchase Price Adjustment as to which Stockholder has disagreed in its notice of disagreement duly delivered pursuant to Section 3.3(c).  The Independent Accountant shall deliver to Stockholder and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth such calculation.  Such report shall be final and binding upon Stockholder and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser and Stockholder, and neither Purchaser nor Stockholder shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Stockholder’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Stockholder.

(e)           Stockholder, Purchaser and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Final Purchase Price Adjustment and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

(f)           If the amount to be paid to Stockholder as a result of the Final Purchase Price Adjustment exceeds the amount to be paid to Stockholder as a result of the Closing Date Purchase Price Adjustment, Purchaser shall pay to Stockholder, in the manner and with interest as provided in Section 3.3(g), the amount of such excess and, if the amount to be paid to Stockholder as a result of Final Purchase Price Adjustment is less than the amount to be paid to Stockholder as a result of the Closing Date Purchase Price Adjustment, Stockholder shall pay to Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.3(g), the amount of such shortfall. The Final Purchase Price Adjustment shall be computed (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Stockholder and Purchaser pursuant to Section 3.3(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.3(d); provided, however, that in no event shall Final Purchase Price Adjustment be more than Purchaser’s calculation of Final Purchase Price Adjustment delivered pursuant to Section 3.3(b) or less than Stockholder’s calculation of Closing Date Purchase Price Adjustment delivered pursuant to Section 3.3(c).

(g)           Any payment pursuant to Section 3.3(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Purchase Price Adjustment has been determined by wire transfer by Purchaser or Stockholder, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(h)           The Company and Purchaser shall allocate the Purchase Price and any Assumed Liabilities required to be taken into account for income tax purposes among the Assets and the covenants in Section 8.6 as reflected on Schedule 3.3(h) as such Schedule will be updated as of Closing and, in accordance with such allocation, the Company shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”).  The Asset Acquisition Statement shall be prepared in accordance with Section 1060 of the Code and the treasury regulations promulgated thereunder.  The Company shall prepare and deliver to Purchaser from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation.  Purchase Price (plus the Assumed Liabilities, as applicable) shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by the Company to Purchaser, and all income Tax Returns and reports filed by Purchaser and the Company shall be prepared consistently with such allocation.  Neither Purchaser nor the Company shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Asset Acquisition Statement or the then-applicable Revised Statements.

ARTICLE IV

CLOSING AND TERMINATION

4.1           Closing Date.  The closing of the sale and purchase of the Assets provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York, 10153 at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the tenth Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless (i) the Company elects to have the Closing take place on the last Business Day of the month during which such conditions shall have been satisfied or waived, or (ii) the time, date or place is otherwise agreed to in writing by the parties hereto. Notwithstanding the foregoing, the parties shall use reasonable best efforts to effectuate the Closing on or before November 30, 2007.

4.2           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of the Company or Purchaser on or after February 29, 2008, (such date, as it may be extended under clause (A) of this Section 4.2(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder;

(b)           by mutual written consent of the Company and Purchaser;

(c)           by the Company or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that subject to the last sentence of Section 7.3(b) hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(d)           by Purchaser if there has been an event, change, occurrence or circumstance individually or in the aggregate with any such events, changes, occurrences or circumstances that have had a Material Adverse Effect.

4.3           Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Company, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or the Company.

4.4           Effect of Termination.  a)  In the event that this Agreement is validly terminated in accordance with Section 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Company or the Stockholder; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Articles X and XI hereof shall survive any such termination and shall be enforceable hereunder.

(b)           Nothing in this Section 4.4 shall relieve the Company, the Stockholder or Purchaser of any liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c)           The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.4 shall relieve the Stockholder or Purchaser of their obligations under the Confidentiality Agreement.  If this Agreement is terminated in accordance with Sections 4.2 and 4.3, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to (i) solicit any employee of the Company to join the employ of Purchaser or any if its Affiliates, or (ii) actually employ any employee of the Company, shall be extended to a period of one year from the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser that:

5.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2           Authorization of Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) the Company Documents constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of the Company; (ii) any Contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order of any Governmental Body applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the transfer of any Asset to Purchaser except for (i) compliance with the requirements of the HSR Act, if applicable, and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

5.4           Balance Sheets. The Company has prepared the Baseline Balance Sheet, and will prepare the Record Date Balance Sheet, in accordance in all material respects with GAAP.  The Baseline Balance Sheet fairly presents, and the Record Date Balance Sheet will fairly present, the financial position of the Company in all material respects as of the Baseline Balance Sheet Date and the Record Date respectively.

5.5           Financing Contracts.

(a)           The Company has previously made available to Purchaser a complete and accurate list of all Financing Contracts held by the Company as of the date shown on the Schedule.  Schedule 5.5(a) sets forth all of the Financing Contracts as of such date and will be updated as of the Closing Date.

(b)           Except as set forth Schedule 5.5(b), as such Schedule will be updated as of the Closing Date, to the Knowledge of the Company, each Financing Contract (i) is valid, binding and enforceable by the Company against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any Financing Contract by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of the Company consistent with its past practices.

(c)           Except as set forth in Schedule 5.5(c), as such Schedule will be updated as of the Closing Date, (i) each Financing Contract is, or will be at the Closing Date, in full force and effect, free and clear of Liens other than Permitted Exceptions, and not subject to any defense, offset, claim, right of rescission or counterclaim by the obligor under such Financing Contract, or any Person claiming under any such right (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other Laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Servicemembers Civil Relief Act); (ii) the Company is not in material breach of or default under any Financing Contract, except as set forth in Schedule 5.5(c), no other party is in payment breach thereof of more than sixty (60) days or material default thereunder and to the Knowledge of the Company, and no other event has occurred which, with notice and/or lapse of time, would constitute a default by the Company or any other party thereunder; (iii) the Company shall be the owner and holder of all right, title and interest in each Financing Contract; (iv) no obligor under any Financing Contract (A) has acquired any Portfolio Property, any interest in any Portfolio Property or the use of any Portfolio Property pursuant to such Financing Contract for personal, family or household use or for agricultural purposes or (B) is a director, executive officer or five percent or greater shareholder of the Company, or to the Knowledge of the Company, any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (v) the Company has in its possession a fully executed original or copy of any lease or note (and an executed original or a true and correct copy of all other documents) comprising each Financing Contract and all other documents required by the Company’s credit or investment approval with respect to each Financing

Contract; (vi) the Company has in its possession documentation sufficient to establish the original cost or value (as used by the Company) of all Portfolio Property for purposes of determining personal property Tax Liability; (vii) except with respect to private label arrangements, all payments pursuant to each Financing Contract are made for the benefit of the Company; (viii) the Company has approved credit applications and otherwise entered into commitments with respect to Financing Contracts in a manner consistent in all material respects with the Company’s credit policies, collateral eligibility standards and credit quality classifications in effect at the time and otherwise complied in all material respects with standards of evaluating originating, underwriting and funding new businesses which are in all material respects consistent with its past practices; and (ix) the Company is not and is not committed to become a party to any contract with respect to the Residual as to any Portfolio Property.

(d)           Each Financing Contract, now held or at any time previously held by the Company (whether or not currently held by the Company and whether or not outstanding), has been administered and serviced (if serviced by the Company), and the relevant Financing Contract files are being maintained in all material respects in accordance with the relevant loan documents and the Company’s underwriting standards and was originated, solicited or acquired, as the case may be, in all material respects in accordance with the Company’s policies, practices and procedures regarding such matters as in effect at the time of such origination, solicitation or acquisition, which policies, practices and procedures have been previously disclosed to Purchaser.

(e)           Except as set forth in Schedule 5.5(e), as such Schedule will be updated as of the Closing Date, all Financing Contracts purchased or originated by the Company and subsequently sold by Company have been sold without recourse to the Company (other than for breach of representations or warranties by the Company set forth in the conveyance documents and which, to the Knowledge of the Company, there are no such breaches) and without any obligation to repurchase such Financing Contracts or Liability under any yield maintenance or similar obligation.  Each outstanding participation sold by the Company was sold with the risk of non-payment of all or any portion of that underlying Financing Contract to be shared by each participant (including the Company) and except as set forth in Schedule 5.5(e) without any recourse of such other lender or participant to the Company for payment or repurchase of the amount of such Financing Contract represented by the participation or Liability under any yield maintenance or similar obligation.

(f)           Schedule 5.5(f), as such Schedule will be updated as of the Closing Date, sets forth a list of all Non-Accrual Financing Contracts.  The Company has not received any written notice from any other Person indicating that the Company is presently in material default under or in material breach of any Financing Contract.

(g)           Except as set forth in Schedule 5.5(g), as such Schedule will be updated as of the Closing Date, each Financing Contract is expressly governed by the Laws of the State of Missouri.  To the Knowledge of the Company, each obligor under a Financing Contract is located in the United States.  All amendments, modifications, waivers, extensions, cancellations and releases in respect of any Financing Contract are in writing and are maintained in hard copy or are stored electronically in the documentation for such Financing Contract.

(h)           The Financing Contract files maintained by the Company are in good order and contain all originals or copies of all material documents relating to the origination and enforcement of the Financing Contracts.

(i)           Each Finance Contract is evidenced by a written agreement, and there are no material understandings, agreements, undertakings or arrangements between any of the Company and the lessees or transferees under any Financing Contract which are not set forth therein or in a written agreement included in the Financing Contract files relating to such Financing Contract.  The entries made on Company’s system and on the Closing Statement with respect to each Financing Contract are consistent with the Financing Contract files relating thereto.  Each such Financing Contract and any Financing Contract files pertaining thereto shall be supplied by the Company to Purchaser as promptly as possible but in any event at the Closing Date.

(j)           No payments required to be made under any Financing Contract have been paid, in advance of the due dates thereof except for payments reflected in the related Financing Contract receivable.

(k)           The Company has not acted, or failed to act, in a manner which would materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to property covered by any Financing Contract.

(l)           The Company has properly prepared and filed Financing Statements for each Financing Contract involving $25,000 or more, and each such Financing Statement is current.

(m)           Each Financing Contract (and any related guarantees) is a valid, binding and enforceable, non-cancelable obligation of the obligor thereunder (and guarantors thereof) in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.  Each of such obligors and guarantors is a bona fide party thereto and, to the Knowledge of the Company, has the requisite legal capacity to enter into the respective agreements to which it is a party.

(n)           Except as set forth in Schedule 5.5(n), as such Schedule will be updated as of the Closing Date, the property that is the subject of each Financing Contract has been delivered to the obligor thereunder, and accepted by such obligor.

(o)           Except as set forth in Schedule 5.5(o), as such Schedule will be updated as of the Closing Date, the Company has absolute, complete and indefeasible title to the property subject to each Financing Contract (or a duly perfected first-lien security interest in the property subject to such Financing Contract) and all sums due thereunder, free and clear of any and Liens or claims of any Person; and except as set forth on such Schedule as will be updated as of Closing, the supplier or vendor of said property has received payment in full for said property.

(p)           The Company is not in material breach of any obligation under any Financing Contract.

(q)           The Company has received no notice of any event other than a payment default listed on Schedule 5.5(q), as such Schedule will be updated as of the Closing Date, which is, or with notice and/or lapse of time is likely, to constitute a material default under any Financing Contract or of any claim by an obligor or guarantor of a right of offset or counterclaim.

(r)           Except as set forth in Schedule 5.5(o), as such Schedule will be updated as of the Closing Date, the Company has proof of payment (either by copies of canceled checks or confirmations of wire transfers or by such other evidence, all as shall be satisfactory to Purchaser in its sole discretion) for the Portfolio Property underlying each Financing Contract, and shall deliver such proof of payment to Purchaser on or before the Closing Date.

(s)           The descriptions of each Financing Contract set forth on Schedule 5.5(a), as such Schedule will be updated as of the Closing Date, are, and on the Closing Statement will be, properly coded with respect to each of the following items of data: (i) the number of payments remaining, (ii) the periodic payment amount, (iii) the security deposit amount, (iv) the end of lease disposition, (v) the Residual or the Final Contractual Payment.

(t)           Except as set forth on Schedule 5.5(t), as such Schedule will be updated as of the Closing Date, the Final Contractual Payment on each Financing Contract is a contractual obligation and not an optional payment.

(u)           All payment obligations by any obligors pursuant to each Financing Contract are due to the Company, and no payments are made to any third party originator.  Except as set forth on Schedule 5.5(u), as such Schedule will be updated as of the Closing Date, no Financing Contract requires any current or future payment to a third party originator.

5.6           Financial Statements.  The Company has made available to Purchaser copies of (i) the audited consolidated balance sheets of the Company as at December 31, 2006, 2005 and 2004 and the related audited consolidated statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited consolidated balance sheet of the Company as at September 30, 2007 and the related consolidated statements of income and cash flows of the Company for the nine month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Except as set forth in the notes thereto and as disclosed in Schedule 5.6, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

For the purposes hereof, the unaudited consolidated balance sheet of the Company as at September 30, 2007 is referred to as the “Balance Sheet” and September 30, 2007 is referred to as the “Balance Sheet Date”.

5.7           Absence of Certain Developments.  Except as contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

5.8           Title.  The Company will deliver good and marketable title to the Assets owned by the Company free and clear of any Liens, except (i) as set forth on Schedule 5.8, (ii) that no representation is made in this Section 5.8 as to the Assets covered by Sections 5.5, 5.10 and 5.12 (as to which such Sections shall govern), and (iii) in the case of Portfolio Property, the Lien of the Financing Contracts themselves.

5.9           Taxes.  Except as set forth on Schedule 5.9, the Company has timely filed all material Federal, state and foreign Tax Returns and reports required to be filed by it, and all Taxes required to be paid by it have either been paid by it or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements, and all such returns and reports are correct and complete in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements.  All material Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper Taxing Authority, except for such failure as would not have a Material Adverse Effect.  No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are still pending. No income Tax Return of the Company is under current examination by the IRS or by any state or foreign tax authority.  All assessments for Taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the Financial Statements in accordance with GAAP.  This Section 5.9 represents the sole and exclusive representation and warranty of the Company regarding tax matters.

5.10           Real Property.  Schedule 5.10 sets forth a complete list of (i) all material real property and interests in real property owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor.  To the Knowledge of the Company, the Company has fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.10 and (B) Permitted Exceptions.  Except as set forth in Schedule 5.10, the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases.

5.11           Tangible Personal Property.  Schedule 5.11 sets forth all leases of personal property by the Company (“Personal Property Leases”).  Except as set forth in Schedule 5.11, the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company under any of the Personal Property Leases.

5.12           Intellectual Property.  To the Knowledge of the Company, Schedule 5.12 sets forth the Company’s Intellectual Property.  Except as set forth on Schedule 5.12, the Company owns or has valid licenses to use all material Intellectual Property used by it in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not be material.  Except as set forth on Schedule 5.12, to the Knowledge of the Company, (i) the material Intellectual Property used by the Company is not the subject of any challenge received by the Company in writing and (ii) the Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company is a party or by which it is bound.

5.13           Material Contracts.

(a)           Schedule 5.13(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material  Contracts”) and that are included in the Assets:

(i)           Contracts with the Stockholder or any current officer or director of the Company (other than Contracts with the Stockholder or any of its affiliates made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(ii)           Contracts relating to loan origination or servicing systems;

(iii)           Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business, for consideration in excess of $50,000;

(iv)           Contracts relating to any acquisition to be made by the Company of any operating business or the capital stock of any other Person, in each case for consideration in excess of $50,000;

(v)           Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $ 50,000;

(vi)           Contracts which involve the expenditure of more than $50,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 180 days’ or less.

(b)           Except as set forth on Schedule 5.13(b), as such Schedule will be updated as of Closing, to the Knowledge of the Company, the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Material Contract, except for defaults that would not have a Material Adverse Effect.

5.14           Employees.  All records and reports provided by the Company to the Purchaser with respect to the employees of the Company are complete and accurate in all material respects.

5.15           Labor.

(a)           Except as set forth on Schedule 5.15(a), the Company is not a party to any labor or collective bargaining agreement.

(b)           Except as set forth on Schedule 5.15(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company, except in each case as would not have a Material Adverse Effect.

5.16           Litigation.  Schedule 5.16 sets forth all Legal Proceedings pending or, to the Knowledge of the Company threatened against the Company before any Governmental Body as of the date hereof.  The Company is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

5.17           Compliance with Laws; Permits.

(a)           The Company is in compliance with all Laws of any Governmental Body applicable to its businesses or operations, except where the failure to be in compliance would not have a Material Adverse Effect.  The Company has not received any written notice of or been charged with the violation of any Laws, except where such violation would not have a Material Adverse Effect.

(b)           The Company currently has all Permits which are required for the operation of its businesses as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

5.18           Environmental Matters.  The representations and warranties contained in this Section 5.18 are the sole and exclusive representations and warranties of the Company or the Stockholder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as set forth on Schedule 5.18 hereto and except in each case as would not have a Material Adverse Effect:

(a)           the Company is, and at all times has been, in compliance with, and has not been and is not in violation of, any Environmental Laws. Such compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate the Business.

(b)           Neither the Company nor the Stockholder has any reasonable basis to expect, nor has any of them received, any actual or threatened Order, notice or other communication from any Governmental Body or Person, alleging any violation of or Liability under any Environmental Law or of any obligation to undertake or bear the cost of any with respect to any Company Property or other property or asset (whether real, personal or mixed) in which the Company has or had an interest;

(c)           there are no pending or, to the Knowledge of the Company, threatened claims, Liens, or other restrictions of any nature resulting from any Liabilities, arising under or pursuant to any Environmental Law with respect to or affecting any Company Property or any other property or asset (whether real, personal or mixed) in which the Company has or had an interest;

(d)           neither the Company nor Stockholder has any knowledge of or any reasonable basis to expect, nor has either of them, received, any citation, directive, inquiry, notice, Order, summons, warning or other written communication that relates to a Remedial Action, or any alleged, actual, or potential violation or failure to comply with any Environmental Laws at any Company Property or property or asset (whether real, personal or mixed) in which the Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled or received;

(e)           the Company is not responsible for any Liabilities arising under Environmental Laws with respect to any Company Property or, to the Knowledge of the Company, with respect to any other property or asset (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Company Property or any such other property or asset;

(f)           there are no Hazardous Materials present on or in the environment at any Company Property at concentrations exceeding those allowed by applicable Environmental Laws including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Company Property.  The Company has not permitted or conducted, or is aware of, any Remedial Action conducted with respect to any Company Property or any other property or assets (whether real, personal or mixed) in which the Company has or had an interest in a manner that would reasonably be expected to result in the Company incurring Liabilities under Environmental Laws;

(g)           There has been no Release or, to the Knowledge of the Company, Threat of Release, of any Hazardous Materials at or from any Company Property or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Company Property, or from any other property or asset (whether real, personal or mixed) in which Stockholder has or had an interest in a manner that would reasonably be expected to result in the Company incurring Liabilities under Environmental Laws; and

(h)           Stockholder has to the knowledge of the Stockholder, made available to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Stockholder pertaining to Hazardous Materials or Remedial Action in, on, or under the Company Property, or concerning compliance, by Stockholder with Environmental Laws.

5.19           Financial Advisors.  No Person, other than Lehman Brothers Inc., has acted, directly or indirectly, as a broker, finder or financial advisor for the Stockholder or the Company in connection with the transactions contemplated by this Agreement and no other such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.20           Sufficiency of Assets, Excluded Assets.  Except for the assets, insurance and corporate services described on Schedule 5.20, the Company’s assets constitute all of the assets necessary together with the Stockholder’s agreements hereunder for Purchaser to operate the Company as of the Closing Date without interruption and in the Ordinary Course of Business.

5.21           Intentionally Deleted.

5.22           No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company or the transactions contemplated by this Agreement, and the Company disclaims any and all other representations or warranties, whether made by the Company, the Stockholder or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto as supplemented or amended), the Company and the Stockholder hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Company or the Stockholder or any of their respective Affiliates).  The Company and the Stockholder make no representations or warranties to Purchaser regarding the probable success or profitability of the Company.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents to Purchaser that:

6.1           Organization and Good Standing.  The Stockholder is a federal savings bank duly incorporated, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

6.2           Authorization of Agreement.  The Stockholder has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Stockholder in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate  action on the part of the Stockholder.  This Agreement has been, and each of the Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Stockholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Stockholder Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by the Stockholder of this Agreement or the Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the charter documents of the Stockholder; (ii) any Contract, or Permit to which the Stockholder is a party or by which any of the properties or assets of the Stockholder are bound; (iii) any Order of any Governmental Body applicable to the Stockholder or by which any of the properties or assets of the Stockholder are bound; or (iv) any applicable Law, except where the failure to do so would not result in a Material Adverse Effect.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Stockholder in connection with the execution and delivery of this Agreement or the Stockholder Documents, or the compliance by such Stockholder with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby and thereby, except for (A) compliance with the requirements of the HSR Act, if applicable, and (B) for such other consents, waivers, approvals, Orders, permits or authorizations  the failure of which to obtain would not have a material adverse effect on the Stockholder’s ability to consummate the transactions contemplated hereby.

6.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Stockholder, threatened that are reasonably likely to prohibit or restrain the ability of the Stockholder to enter into this Agreement or consummate the transactions contemplated hereby.

6.5           Financial Advisors.  No Person, other than Lehman Brothers Inc., has acted, directly or indirectly, as a broker, finder or financial advisor for the Stockholder in connection with the transactions contemplated by this Agreement, and no other such Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Stockholder that:

7.1           Organization and Good Standing.  Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

7.2           Authorization of Agreement.  Each Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of such Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by each Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 7.3(a) hereto, none of the execution and delivery by each Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by each Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of such Purchaser; (ii) any Contract or Permit to which such Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to such Purchaser or by which any of the properties or assets of such Purchaser are bound; or (iv) any applicable Law.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of either Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by each Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by each Purchaser of any other action contemplated hereby, except for compliance with the requirements of the HSR Act, if applicable.

7.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of each Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of such Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7.5           Financial Advisors.  Except for Fairview Advisors, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for either Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.6           Financial Capability.  At the Closing the Purchaser will have, sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

7.7           Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, each Purchaser acknowledges and agrees that neither the Company nor the Stockholder is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company and the Stockholder, as the case may be, in Article V and Article VI, respectively (as modified by the Schedules hereto as supplemented or amended), and each Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Company is being transferred on a “where is” and, as to condition, “as is” basis.  Any claims either Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company or the Stockholder set forth in Article V or Article VI, respectively (as modified by the Schedules hereto as supplemented or amended).  Each Purchaser further represents that none of the Company, any Stockholder or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Stockholder, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, the Stockholder, any of their respective Affiliates or any other Person will have or be subject to any Liability to either Purchaser or any other Person resulting from the distribution to either Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or other publications or data room information provided to either Purchaser or its representatives, or any other document or information in any form provided to either Purchaser or its representatives in connection with the sale of the Company and the transactions contemplated hereby.  Each Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, each Purchaser has relied on the results of its own independent investigation.

7.8           Closing Date Balance Sheet. The Purchaser will prepare the Closing Date Balance Sheet in accordance in all material respects with GAAP.  The Closing Date Balance Sheet will fairly present, the financial position of the Company in all material respects as of the Closing Date.

ARTICLE VIII

COVENANTS

8.1           Access to Information.  Prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records of the Company as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, the Company, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company.

8.2           Conduct of the Business Pending the Closing.

(a)           Prior to the Closing, except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall:

(i)           conduct the Business only in the Ordinary Course of Business;

(ii)           use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company, and (B) preserve the present relationships with customers and suppliers of the Company;

(iii)           except as otherwise directed by Purchaser in writing, and without making any commitment on Purchaser’s behalf, use commercially reasonable efforts to preserve intact the current business organization of the Business, keep available the services of the officers, employees and agents of the Business and maintain the relations and good will of the Business with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iv)           confer with Purchaser prior to implementing operational decisions of a material nature with respect to the Business;

(v)           otherwise report periodically to Purchaser concerning the status of the business, operations and finances of the Business;

(vi)           use its commercially reasonable efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

(vii)           comply with all Laws and contractual obligations applicable to the operations of the Business;

(viii)                      use its commercially reasonable efforts to continue in full force and effect all insurance coverage pertaining to the Business under its existing policies or substantially equivalent policies;

(ix)           upon request from time to time, use its commercially reasonable efforts to execute and deliver all documents, make all truthful oaths, testify in any Legal Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Purchaser to consummate the transactions contemplated hereunder, all without further consideration; and

(x)           maintain all books and records of the Company relating to the Business in the Ordinary Course of Business.

(b)           Except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not:

(i)           subject to any Lien, any of the Assets;

(ii)           permit the Company to enter into or agree to enter into any merger, consolidation or sale of any of the Assets to any other Person; or

(iii)           agree to do anything prohibited by this Section 8.2.

8.3           Consents.  The Company shall apply for any consents requested by the Purchaser, and the Company and the Stockholder shall cooperate with Purchaser and use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Sections 5.3(b), 6.3(b) and 7.3(b) hereof, and to assign the Contracts set forth on Schedule 8.3 to Purchaser at the Closing.

8.4           Regulatory Approvals.

(a)           Each of Purchaser, the Company and the Stockholder (if necessary) shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 20 Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b)           Each of Purchaser and the Company shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and the Company shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Purchaser and the Company decide that litigation is not in their respective best interests.  Each of Purchaser and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Purchaser and the Company agree to use its best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, Order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

8.5           Further Assurances.  Subject to, and not in limitation of, Section 8.4, each of Purchaser and the Company shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.6           Non-Competition; Non-Solicitation; Confidentiality, Etc.

(a)           For a period of three (3) years from and after the Closing Date, neither the Company nor the Stockholder shall directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the micro-ticket equipment lease financing business or that otherwise competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 8.6(a) shall not restrict the acquisition by the Stockholder, directly or indirectly, of (i) less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business, (ii) any company of which a Restricted Business is not the principal operation or purpose; or (iii) any distressed assets acquired in a secondary market, and provided, further, that the restrictions contained in this Section 8.6(a) shall not restrict the Stockholder from directly or indirectly (x) engaging in any Restricted Business in which it was engaged as of the Closing Date, or (y) disposing of, servicing or dealing in any way with the Retained Assets.

(b)           Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and the Company dated July 16, 2007 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

(c)           Neither the Company nor the Stockholder shall disparage the Business, Purchaser, Purchaser’s business or any of Purchaser’s shareholders, directors, officers, employees or agents.  Purchaser will not disparage Stockholder, Stockholder’s business or any of Stockholder’s shareholders, directors, officers, employees or agents.

(d)           If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 8.6 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to delete any invalid or unenforceable term or provision.  This Section 8.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 8.6 is reasonable and necessary to protect and preserve parties legitimate business interests and to prevent any unfair advantage.  The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 8.6 would be inadequate, and hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

8.7           Preservation of Records.  The Stockholder and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Company for a period of seven years from the Closing Date and shall make such books, records and personnel available to the other as may be reasonably required by such party (i) in connection with the preparation of financial statements, regulatory filings or Tax returns of the Company and the Stockholder or their Affiliates in respect of periods ending on or prior to Closing, (ii) in connection with any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Stockholder or Purchaser or any of their Affiliates, (iii) in order to enable the Stockholder or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby, or (iv) for the purposes of administering the Assets, the Assumed Liabilities, the Retained Assets and/or the Retained Liabilities.  In the event the Stockholder or Purchaser wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.  The Purchaser and the Stockholder shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 8.7.

8.8           Publicity.

(a)           None of the Stockholder, the Company or Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the Stockholder, the Company or Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or interdealer automated quotation system on which the Stockholder, the Company, Purchaser or Affiliate of Purchaser lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b)           The parties acknowledge that a copy of this Agreement is required to be filed by Purchaser under Securities Laws, and that such disclosure shall be limited to the extent required by such Securities Laws.

8.9           Use of Name.

(a)           Purchaser agrees that (i) it shall have no right to use or exploit the names “Lehman Brothers Bank”, “Lehman Brothers”, “Capital Crossing” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Subject Marks”), and (ii) will not at any time hold itself out as having any affiliation with the Stockholder or any of its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than 45 days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

(b)           Notwithstanding any other provision in this Agreement, Purchaser agrees that for a period of 30 days following the Closing Date, Stockholder shall have a right to continue to use the name “Dolphin Capital Corp.” and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto in connection with the wind down and transition of the Retained Assets and Retained Liabilities from the Company to the Stockholder.

8.10           Employment and Employee Benefits.

(a)           Employees. Within 10 days following the date hereof, Purchaser shall extend offers of employment to at least 90% of the current employees of the Company (the “Continuing Employees”). Notwithstanding the foregoing, Purchaser is not obligated to extend an offer of employment to any current employee that either (i) the Company would have cause to terminate, or (ii) is underperforming at his or her current position, and such employees shall not be counted in making the calculation in the preceding sentence. Prior to extending offers of employment to the Continuing Employees, Purchaser shall consult with Stockholder regarding selection of such Continuing Employees and criteria for such selection, including without limitation to ensure compliance with any applicable Laws.

(b)           Compensation and Benefits.

(i)           Purchaser hereby agrees that all offers of employment to the Continuing Employees shall provide the Continuing Employees with initial salary and wages no less than a similarly qualified employee of Purchaser as of the date hereof.

(ii)           Continuing Employees shall have the right to participate in Purchaser’s benefits plans on a basis no less favorable than other comparable employees of Purchaser, including but not limited to, health insurance,  prescription drug coverage, life insurance, short term disability insurance, long term disability insurance, paid vacations, 401(k) retirement plan with company match, and any other plans or arrangements offered by Purchaser (the “Purchaser Plans”). To the extent permissible by applicable Law, for purposes of eligibility and vesting (but not benefit accrual), under the Purchaser Plans, Purchaser shall credit each Continuing Employee with his or her years of service with the Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan. The Purchaser Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the same calendar year as the Closing (unless coverage was denied under the corresponding Company Benefit Plan).

8.11           Disclosure Schedules; Supplementation and Amendment of Schedules.  The Company and the Stockholder may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.  From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement.  No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a), nor shall it effect the indemnification obligations of the Stockholder under Article X to the extent that the changes to the Schedules have not already been reflected in the Purchase Price (as adjusted pursuant to Section 3.3).

8.12           Notification.  The Company or the Stockholder shall promptly notify Purchaser of the occurrence of any event that is reasonably expected to cause the satisfaction of the condition in Section 9.1(a) not to occur.

8.13           No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 4.2, except for actions taken at the direction of the board of directors of the Company in fulfilling its fiduciary duties to shareholders, or as may be required by law, the Company shall not, nor shall it knowingly permit any of its representatives to, directly or indirectly, solicit, initiate, encourage or knowingly facilitate discussions or negotiations with any other person, or furnish to any other person any information concerning, (i) any sale, transfer or other disposition of all or a material portion of the Assets or stock of the Company to any person other than Purchaser, (ii) any merger or consolidation of the Company with or into any person other than Purchaser, or (iii) any issuance or sale of voting securities of the Company to any person other than Purchaser.

8.14           Commercially Reasonable Efforts.  The Company and the Stockholder shall use commercially reasonable efforts to cause the conditions in Section 9.1 to be satisfied.  Purchaser shall use commercially reasonable efforts to cause the conditions in Section 9.2 to be satisfied.

8.15           Payment of Retained Liabilities.  If the failure to make any payments with respect to the Retained Liabilities will materially impair Purchaser’s use or enjoyment of or title to the Assets or conduct of the Business, Purchaser may, at any time after the Closing Date, elect to pay the amounts owed directly (but shall have no obligation to do so) and Stockholder shall reimburse Purchaser for such amounts; provided, that (i) Purchaser has provided Stockholder with at least thirty (30) days written notice of its intention to pay the amounts, and (ii) the payments are not being disputed by the Stockholder in good faith.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Company and the Stockholder set forth in this Agreement (including the Schedules as of the date hereof) shall be true and correct at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect or unless permitted updates to the Schedules shall, together with any breaches of representations and warranties, result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b)           the Company and the Stockholder shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the waiting period, if applicable, to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(e)           delivery to Purchaser of a bill of sale executed by a duly authorized officer of the Company;

(f)           delivery to Purchaser of a good standing certificate for each of the Company and the Stockholder, issued by the state in which each of the foregoing is organized or incorporated, as the case may be, dated not more than five Business Days prior to the Closing Date;

(g)           delivery to Purchaser of a title report from First American Title Insurance Company dated October 17, 2007, subject to the exceptions detailed on Schedule 5.10;

(h)           delivery to Purchaser of a certificate, in customary form, certifying that the Company is not a foreign Person;

(i)           the Company and the Stockholder shall have delivered, or caused to be delivered, to Purchaser a legal opinion of internal counsel of Stockholder (as to authority only) substantially in the form attached hereto as Exhibit A;

(j)           certificates in customary form, of the Secretary or Assistant Secretary of each of the Company and the Stockholder, certifying and attaching all requisite resolutions or actions of the Company and the Stockholder approving the consummation of the transactions contemplated hereunder and certifying to the incumbency and signatures of the officers of the Company and the Stockholder;

(k)           delivery to Purchaser of such other deeds, bills of sale, assignments, certificates of title, other instruments of transfer and conveyance and other documents or certificates as may reasonably be requested by Purchaser, each in a form and substance satisfactory to Purchaser and its legal counsel and executed by a duly executed officer of the Company and/or the Stockholder; and

(l)           Purchaser shall have received a commercial mortgage loan offer from the Stockholder or one of its Affiliates in an amount equal to 80% of the book value of the Owned Property as of the Closing on standard market terms and conditions. For example, if the book value of the building comprising a portion of the Owned Property (without regard to accumulated depreciation as of the Closing) is equal to $1,700,067, depreciation as of the Closing is equal to $22,250 and the book value of the land comprising a portion of the Owned Property as of the Closing is equal to $200,000, for a total net book value of $1,877,817, then the amount of such loan offer shall be $1,502,000.

9.2           Conditions Precedent to Obligations of the Stockholder.  The obligations of the Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Stockholder in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct (including the Schedules as of the date hereof), and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Stockholder shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Stockholder shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           all consents, waivers and approvals listed on Schedule 9.2(d) shall have been received;

(e)           the waiting period, if applicable, to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(f)           Purchaser shall have delivered, or caused to be delivered, to the Stockholder evidence of the wire transfer in respect of the Purchase Price.

9.3           Frustration of Closing Conditions.  None of the Company, Purchaser or the Stockholder may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the two (2) year anniversary of the Closing Date; provided, however, that the representations and warranties of the Company set forth in (a) Sections 5.9 (Taxes) and 5.18 (Environmental Matters) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and (b) Section 5.5 (Financing Contracts) shall survive the Closing through and including the date of expiration or termination in respect of the particular Financing Contract that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a) and 10.3(a) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period.

10.2           Indemnification by Stockholder.

(a)           Subject to Sections 8.10 and 10.5 hereof, the Stockholder hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

(i)           based upon or resulting from the failure of any of the representations or warranties made by the Stockholder or the Company in this Agreement other than the representations of the Company set forth in Section 5.5 hereof, to be true and correct in all respects at and as of the date hereof;

(ii)           based upon or resulting from the failure of any of the representations or warranties made by the Company in Section 5.5 of this Agreement, to be true and correct in all respects at and as of the date hereof; and

(iii)           based upon or resulting from the breach of any covenant on the part of the Stockholder or the Company under this Agreement.

(b)           For the purposes of calculating any Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c)           Purchaser acknowledges and agrees that the Stockholder shall not have any Liability under any provision of this Agreement for any Loss to the extent that such Loss is caused by action taken by Purchaser or any other Person (other than the Stockholder or the Company in breach of this Agreement) after the Closing Date.  Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.3           Indemnification by Purchaser.

(a)           Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Company, the Stockholder and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i)           based upon or resulting from the failure of any of the representations and warranties made by Purchaser in this Agreement to be true and correct in all respects at the date hereof; and

(ii)           based upon or resulting from the breach of any covenant on the part of Purchaser under this Agreement.

(b)           The Stockholder shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.4           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b)           In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) ( an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim.  If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5           Certain Limitations on Indemnification.

(a)           Notwithstanding the provisions of this Article X, neither the Stockholder nor Purchaser shall have any indemnification obligations for Losses under Sections 10.2(a)(i) or (iii) or Sections 10.3(a) unless the aggregate amount of all such Losses exceeds $50,000, in which event the indemnifying party shall be obligated to pay the entire amount of all such Losses; provided however, that Purchaser shall not make such claims more often than quarterly.  For clarification purposes, in the event the aggregate amount of all such Losses exceeds $50,000 and an initial claim is made by a Purchaser Indemnified Party pursuant to this Section 10.2(a), any Purchaser Indemnified Party shall be entitled to make subsequent claims for indemnification in amounts less than or greater than $50,000.

(b)           In no event shall the aggregate indemnification to be paid by the Stockholder under this Article X exceed an amount equal to fifty percent (50%) of the Purchase Price (the “Cap”).

(c)           Purchaser shall not be entitled to indemnification pursuant to Section 10.2(a)(ii) unless the related breach is one which materially impairs the value of any Financing Contract or Financing Contracts, in which case, Stockholder shall have the option to, within thirty (30) days of notification of an indemnification claim with respect to any Financing Contract(s), (i) repurchase such Financing Contract or Financing Contracts in question from Purchaser for 101% of the book value of the Financing Contract or Financing Contracts in question as of the date of the repurchase, or (ii) indemnify the Purchaser in accordance with the provisions of Section 10.4. For the purposes of this Section 10.4(c), a material impairment is one in which either damages on any Financing Contract exceed $500, or damages on multiple Financing Contracts exceed $5,000.

(d)           Purchaser shall not make any claim for indemnification under this Article X in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3.

10.6           Calculation of Losses.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (provided that such limitation with respect to profits shall not limit the Stockholder’s right to recover contract damages in connection with Purchaser’s failure to close in violation of this Agreement).

10.7           Tax Treatment of Indemnity Payments.  The Company and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

10.8           Exclusive Remedy.  From and after the Closing the sole and exclusive remedy for any breach or failure (whether in contract, in tort or otherwise) to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X.  In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Stockholder or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).  Notwithstanding the foregoing, this Section 10.8 shall not operate to interfere with or impede the operation of the provisions of Article III providing for the (i) resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE XI

MISCELLANEOUS

11.1           Tax Matters.

(a)           All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by the Purchaser on the one hand and by the Company and the Stockholder on the other hand.

(b)           For purposes of the definitions of Assumed Liabilities and Retained Assets, in the case of a taxable period that includes the Closing Date, Taxes shall be allocated to the periods before and after the Closing Date as follows:  (i) in the case of Taxes such as property taxes, such Taxes shall be allocated to periods before and after the Closing Date on a per diem basis and (ii) in the case of Taxes based on net or gross income, or transactional taxes such as sales taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date.

11.2           Expenses.  Except as otherwise provided in this Agreement, each of the Stockholder, the Company and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.3           Submission to Jurisdiction; Consent to Service of Process.

(a)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.6.

11.4           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

11.6           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company or the Stockholder, to:

Lehman Brothers Bank
745 Seventh Avenue, 24th Floor
New York, NY   10019
Facsimile: (212) 548-9009
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY   10153
Facsimile: (212) 310-8007
Attention: Michael A. King, Esq. and Michael Bond, Esq.

If to Purchaser, to:

LEAF Financial Corporation
LEAF Funding, Inc. (c/o LEAF Financial Corporation)
1818 Market Street, 9th Floor
Philadelphia, PA  19103
Facsimile: (215) 640-6363
Attention:  Crit DeMent

With a copy (which shall not constitute notice) to:

Ledgewood, P.C.
1900 Market Street, Suite 750
Philadelphia, PA 19103
Facsimile: (215) 735-2513
Attention:  J. Baur Whittlesey, Esq.

11.7           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Stockholder or the Company, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  Purchaser may assign its rights and obligations hereunder to any Affiliate of Purchaser.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9           Non-Recourse.  Except as specifically set forth in this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of the Stockholder or the Company or any of their respective Affiliates shall have any Liability for any obligations or liabilities of the Stockholder or the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.10                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEAF FINANCIAL CORPORATION

By:

Name:

Title:

                                      LEAF FUNDING, INC.

By:

Name:

Title:

DOLPHIN CAPITAL CORP.

By:

Name:

Title:

LEHMAN BROTHERS BANK, FSB

By:

Name:

Title: